                                                                    EXHIBIT 99.3


[ARLINGTON HOSPITALITY, INC. LOGO]

     ARLINGTON HOSPITALITY, INC.
     2355 South Arlington Heights Road - Suite 400 - Arlington Heights, IL 60005 847-228-5400 Fax: 847-228-5409 www.arlingtonhospitality.com


For Immediate Release
CONTACT:                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer                Jerry Daly or Carol McCune
847-228-5401 x 361                                    703-435-6293
jimdale@arlingtonhospitality.com                      jerry@dalygray.com



        ARLINGTON HOSPITALITY, INC. ANNOUNCES 2004 FIRST QUARTER RESULTS


         ARLINGTON HEIGHTS, Ill., May 17, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced results for the first quarter ended March 31, 2004.

10-Q FILING AND RESULTS CONFERENCE CALL

         The company intends to file its form 10-Q with the Securities and Exchange Commission later today. The document is accessible through the SEC's electronic filings database at www.sec.gov, and will be on the company's Web site, www.arlingtonhospitality.com.

         At 11:30 a.m. ET today, the company's senior management team will conduct a conference call to review first quarter 2004 financial results, followed by a question-and-answer period. Stockholders and other interested parties may participate in the conference call by calling (800) 240-2430, reference number 580293.


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Arlington Hospitality
Page 2

FIRST QUARTER RESULTS

         Revenues in the 2004 first quarter were down slightly to $17.4 million, compared to $17.8 million in the same 2003 period, primarily reflecting the sale of hotels during the past year, resulting in fewer hotels owned and operated by the company.

         Against the backdrop of what is generally regarded as the industry's seasonally weakest demand period, the company reported a net loss for the 2004 first quarter of approximately $(1,575,000), or $(0.31) per share, compared to a net loss of approximately $(1,483,000), or $(0.30) per share in the previous year. These results include non-cash hotel impairment charges of $320,000 pre-tax $(192,000 after tax) and $100,000 pre-tax $(60,000 after tax) in the 2004 and 2003 first quarters, respectively. The first quarter 2004 and 2003 results also include net losses from discontinued operations of $(379,000) and $(462,000), respectively, including additional impairment charges of $411,000 pre-tax $(246,000 after tax) in the first quarter of 2004, related to the non-AmeriHost hotels classified as discontinued operations.

         The above-mentioned non-cash hotel impairment charges have been recorded primarily in connection with the company's previously announced plan for hotel disposition. Discontinued operations relates to the operations of the non-AmeriHost Inn hotels sold, or expected to be sold within the next 12 months, which have been reclassified from continuing operations. Exclusive of the impairment charges, the company's results from discontinued operations improved from a pretax loss of approximately $(769,000) in the first quarter of 2003, to a pretax loss of approximately $(219,000) in 2004. "The $550,000 pretax, pre-impairment improvement in discontinued operations reflects the disposition of three non-strategic hotels in 2003 and strongly

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Arlington Hospitality
Page 3

supports our divestment strategy for our non-AmeriHost Inn hotels," said Jerry
H. Herman, president and chief executive officer. "When taking into account this improvement in discontinued operations, together with the effect of additional non-cash impairment charges on certain AmeriHost Inn hotels, our results improved considerably in the 2004 first quarter, compared to the same period last year."

         Corporate general and administrative expense increased to approximately $867,000 during the three months ended March 31, 2004, from approximately $448,000 during the three months ended March 31, 2003. This increase was comprised primarily of professional fees incurred in connection with special corporate level strategic projects, including the PMC lease restructuring as discussed below, expenses incurred in connection with the company's previously announced plan to add depth to the accounting and finance area, and an adjustment for director restricted stock compensation.

         Net income (loss), and its components, are summarized below for the quarters ended March 31, 2004 and 2003:


     (In thousands)
                                                   March 31,         March 31,
                                                     2004              2003
                                                 -----------       -----------
     Net loss from continuing operations,
        before impairment                        $(1,004,692)      $  (960,363)

     Impairment provision, net of tax               (192,080)          (60,000)
                                                 -----------       -----------
     Net loss from continuing operations          (1,196,772)       (1,020,363)

     Discontinued operations, net of tax            (378,634)         (462,157)
                                                 -----------       -----------
     Net loss                                    $(1,575,406)      $(1,482,520)
                                                 ===========       ===========

     Net loss per share - Diluted:
        From continuing operations               $     (0.24)      $     (0.20)
        From discontinued operations                   (0.07)            (0.10)
                                                 -----------------------------

                                                 $     (0.31)      $     (0.30)
                                                 =============================

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Arlington Hospitality
Page 4

         During the quarter, Arlington reduced its long-term mortgage debt from $65.2 million, as of December 31, 2003, to $60.7 million, as of March 31, 2004. The reduction was primarily the result of 2004 first quarter hotel sales and application of the proceeds to pay off the debt. The company has mortgage debt of approximately $33.3 million related to hotels held for sale. The company expects to pay off this debt as the hotels are sold.

         Arlington's 2004 first quarter incentive and royalty-sharing revenues improved 38 percent to approximately $283,000, compared to the same period in 2003. This improvement was a result of the amortization of a greater number of development incentive fees received from Cendant in connection with the sale of AmeriHost hotels, and the growing stream of royalty-sharing fees received from Cendant as the brand expands.

         During 2004, the company also amended (i) the partnership agreement for a non-AmeriHost Inn hotel, and (ii) a lease agreement for another non-AmeriHost Inn hotel. In the first transaction, the company renegotiated its hotel joint-venture arrangement, under which the joint-venture partner agreed to fund all future cash-flow needs of the hotel property, without any funding obligation to Arlington, and without any dilution of ownership to Arlington. In addition, as part of this transaction, management responsibilities were transferred from an affiliate of Arlington to an affiliate of the joint-venture partner. In the second transaction, in which the company is a lessee, the term on such hotel lease was shortened from six years to a maximum of 18 months, and the annual lease payments were significantly reduced through the end of the lease. The company estimates that the transactions affecting these two joint ventures will save over $250,000 in cash flow annually.

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Arlington Hospitality
Page 5

AMERIHOST INN ROOM REVENUE

         During the first quarter of 2004, same-room revenue per available room (RevPAR) for the company's AmeriHost Inn hotels improved 2.3 percent to $26.95, compared to the same period last year. The comparable midscale without food and beverage segment, according to Smith Travel Research, rose 6.3 percent for the 2004 first quarter.


                                                 One Month          Three Months
                                                   Ended               Ended
                                                  March 31            March 31
                                                  --------            --------
             Occupancy - 2004                       54.8%               48.5%
             Occupancy - 2003                       54.2%               48.9%
             Increase (decrease)                     1.1%              (0.8%)

             Average Daily Rate - 2004              $55.42             $55.60
             Average Daily Rate - 2003              $54.70             $54.48
             Increase (decrease)                     1.3%               2.1%

             RevPAR - 2004                          $30.38             $26.95
             RevPAR - 2003                          $29.65             $26.66
             Increase (decrease)                     2.6%               2.3%


         "Many of our hotels are located in the Midwest, an area which is recovering more slowly than the economy as a whole," Herman said. "For example in the first quarter the hotel industry in the aggregate in Illinois, Michigan and Ohio had significantly lower improvements in RevPAR, compared to a 6.3 percent improvement for the mid-market without food and beverage segment nationwide. We are encouraged to see a positive increase in both average rate and occupancy across our system, and are beginning to reap the benefits from a number of our newly enacted sales initiatives."

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Arlington Hospitality
Page 6

         Last week, the company reported a significant increase in same room RevPAR comparisons for the month of April. Herman said that the revenue results from April point to it being a "breakthrough" month for the company. "For the first time in more than three years, we saw a noticeable increase in mid-week business travel," he said. "It is encouraging to see RevPAR increase 6.8 percent in April.

         "Equally as important is that we are increasing our share of the market over our competitors. We gained market share in the 2003 fourth quarter, finishing the year with a market share of 97.3, according to Smith Travel Research. That trend continued in the first quarter, partially as a result of our new sales and marketing initiatives, as our share rose to 99.2, compared to the competition."

LINE OF CREDIT RENEWED

         In late April, the company completed a one-year renewal of its line of credit with LaSalle Bank NA through April 30, 2005. The line has a maximum availability of $4.0 million at a 10 percent annual interest rate. The maximum availability will step down to $3.5 million on February 28, 2005.

         "We now are moving into a development mode focus, and will seek longer-term financing that will better align with the development and sales cycle," Herman said. "We are in discussions with an investment advisor, whom we expect to engage shortly, to determine how to best structure our future financing needs."

PMC LEASE RESTRUCTURING UPDATE

         As previously announced, the company entered into a temporary letter agreement with PMC Commercial Trust (PMC) (AMEX: PCC), which recently was extended through May 2004. The

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Arlington Hospitality
Page 7

temporary letter agreement deferred a portion of the March, April and May base rent, providing for reduced payments, from approximately $445,000 to approximately $360,000, per month. In addition, the company was able to use $200,000 of the security deposit to partially fund the payments. The deferred portion of the March, April and May 2004 rent payments of approximately $264,000, plus the $200,000 required to restore the security deposit to its March 12, 2004 balance, will be payable to PMC in four equal monthly payments, beginning June 1, 2004.

         "Our objective is to restructure the leases in order to reduce our monthly base rent payments, improve cash flow, and to provide for the orderly sale of all 21 of the leased hotels over a period of time," Herman said. "The temporary letter agreement also provides for the gathering and sharing of certain hotel and financial information about the company's operations. Our discussions are progressing in a timely fashion; however, there still are a number of issues that need to be resolved."

         While the objective of the current discussions is to reach an agreement prior to the expiration of the temporary letter agreement, as extended, there can be no assurances that the leases will be restructured on terms and conditions acceptable to the company and its subsidiary, if at all, or that a restructuring will improve operations and cash flow, or provide for the sale of the hotels to third-party operators.

DISPOSITION PROGRAM UPDATE

         The company sold two AmeriHost Inn hotels in the 2004 first quarter, bringing to eight the number of hotels sold as part of the company's previously announced plan to dispose of 25 to 30 hotels over a two-year period. The hotels, located in Upper Sandusky, Ohio and Redding, Calif.,

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Arlington Hospitality
Page 8

were sold for $7.1 million in gross proceeds. Since the program's inception, the company has generated gross proceeds of approximately $23.3 million and paid down a total of approximately $14.1 million in debt.

         The company's hotel assets designated for sale within the next 12 months have been classified as "held for sale" on the accompanying balance sheet as of March 31, 2004. The operations of the non-AmeriHost Inn hotels to be sold have been reclassified from the company's continuing operations and presented as "discontinued operations" in the consolidated statements of operations.

         "Our pipeline is quite active, and we currently have six hotels under contract and are well along on negotiations on a number of other hotels," Herman said. "We are currently seeing considerably more interest in our hotels, as the potential buyers seek to take advantage of the seasonally stronger summer months, as well as the improving economy and hotel industry fundamentals."

         It should be noted that when the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated. Any forecasted amounts from closed or pending sales could differ from the final amounts included in the company's applicable quarterly and annual financial statements when issued. Furthermore, such forecasted amounts do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.

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Arlington Hospitality
Page 9

         Information on Arlington's hotels being brokered for sale can be obtained by calling Steve Miller, senior vice-president of real estate and business development, at 847-228-5400, extension 312, or e-mailing stevem@arlingtonhospitality.com.

DEVELOPMENT PROGRAM UPDATE

         Shortly after the close of the 2004 first quarter, Arlington opened a new, 79-room hotel in Weirton, W. Va. The company also is evaluating several properties in the Midwest and California for use of its new 80- to 90-room hotel prototype design, which was created for larger markets.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 104-property mid-market, limited-service hotel brand owned and presently franchised in 22 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 63 properties in 15 states, including 55 AmeriHost Inn hotels, for a total of 4,590 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" as they may be updated in the company's subsequent SEC filings.


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


                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

================================================================================

                                                                         March 31,         December 31,
                                                                           2004               2003
                                                                        -----------        ------------
                                                                        (unaudited)
ASSETS

Current assets:
    Cash and cash equivalents                                           $ 4,972,805        $ 3,623,550
    Accounts receivable, less an allowance of $76,500
       at March 31, 2004 and December 31, 2003 (including
       approximately $975,000 and $382,000 from related parties)          2,255,281          1,289,492
    Notes receivable, current portion                                           -              146,000
    Prepaid expenses and other current assets                               664,635          1,142,032
    Refundable income taxes                                                 228,197            975,316
    Costs and estimated earnings in excess of billings on
       uncompleted contracts                                                142,766          1,232,481
    Assets held for sale - other brands                                  10,276,601         10,603,160
    Assets held for sale - AmeriHost Inn hotels                          22,351,372         28,162,442
                                                                        -----------        -----------

Total current assets                                                     40,891,659         47,174,473
                                                                        -----------        -----------

Investments in and advances to unconsolidated
    hotel joint ventures                                                  3,215,243          3,309,344
                                                                        -----------        -----------


Property and equipment:
    Land                                                                  5,735,489          5,735,489
    Buildings                                                            31,177,381         31,174,776
    Furniture, fixtures and equipment                                    13,394,351         13,176,842
    Construction in progress                                                319,711            312,925
    Leasehold improvements                                                2,396,689          2,396,689
                                                                        -----------        -----------
                                                                         53,023,621         52,796,721

    Less accumulated depreciation and amortization                       14,033,627         13,242,842
                                                                        -----------        -----------
                                                                         38,989,994         39,553,879
                                                                        -----------        -----------

Notes receivable, less current portion                                      966,042            867,500

Deferred income taxes                                                     7,121,423          6,071,000

Other assets, net of accumulated amortization of
    approximately $1,066,000 and $1,311,000                               2,529,389          2,737,217
                                                                        -----------        -----------
                                                                         10,616,854          9,675,717
                                                                        -----------        -----------

                                                                        $93,713,748        $99,713,413
                                                                        ===========        ===========

                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

================================================================================

                                                                             March 31,          December 31,
                                                                               2004                 2003
                                                                           ------------         ------------
                                                                            (unaudited)
           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                       $  2,499,428         $  2,768,402
    Bank line-of-credit                                                       4,000,000            3,850,000
    Accrued payroll and related expenses                                        380,709              393,815
    Accrued real estate and other taxes                                       1,992,265            1,980,015
    Other accrued expenses and current liabilities                            1,585,082            1,407,511
    Current portion of long-term debt                                         1,195,050            1,195,050
    Liabilities of assets held for sale - other brands                        9,396,312            9,585,492
    Liabilities of assets held for sale - AmeriHost Inns                     24,442,718           28,540,561
                                                                           ------------         ------------

         Total current liabilities                                           45,491,564           49,720,846
                                                                           ------------         ------------


Long-term debt, net of current portion                                       26,250,445           26,513,398
                                                                           ------------         ------------

Deferred income                                                              11,405,455           11,361,927
                                                                           ------------         ------------

Commitments and contingencies

Minority interests                                                              183,122              329,819
                                                                           ------------         ------------


Shareholders' equity:
    Preferred stock, no par value; authorized 100,000 shares;
       none issued                                                                  -                    -
    Common stock, $.005 par value; authorized at 25,000,000 shares;
       issued and outstanding 5,038,174 shares at March 31, 2004,
       and 4,994,956 shares at December 31, 2003                                 25,191               24,975
    Additional paid-in capital                                               13,391,231           13,220,302
    Retained earnings (deficit)                                              (2,596,385)          (1,020,979)
                                                                           ------------         ------------
                                                                             10,820,037           12,224,298
    Less:
         Stock subscriptions receivable                                        (436,875)            (436,875)
                                                                           ------------         ------------
    Total shareholders' equity                                               10,383,162           11,787,423
                                                                           ------------         ------------
                                                                           $ 93,713,748         $ 99,713,413
                                                                           ============         ============

                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE THREE MONTHS ENDED MARCH 31,
                                   (UNAUDITED)

================================================================================

Revenue:
                                                                               2004                 2003
                                                                       ------------         ------------
     Hotel operations:
         AmeriHost Inn hotels                                          $  7,819,524         $  8,522,509
         Other hotels                                                       370,710              336,835
     Development and construction                                         1,200,654            1,479,978
     Hotel sales and commissions                                          6,839,249            6,443,290
     Management services                                                    100,622              111,154
     Employee leasing                                                       562,276              517,407
     Incentive and royalty sharing                                          283,408              205,655
     Office building rental                                                 173,907              177,228
                                                                       ------------         ------------
                                                                       $ 17,350,350         $ 17,794,056
                                                                       ------------         ------------
Operating costs and expenses:
     Hotel operations:
         AmeriHost Inn hotels                                             7,029,163            7,664,409
         Other hotels                                                       439,049              450,089
     Development and construction                                         1,480,392            1,592,127
     Hotel sales and commissions                                          5,543,601            5,240,817
     Management services                                                     90,381               64,933
     Employee leasing                                                       545,130              501,922
     Office building rental                                                  41,112               49,552
                                                                       ------------         ------------
                                                                         15,168,828           15,563,849
                                                                       ------------         ------------
                                                                          2,181,522            2,230,207

     Depreciation and amortization                                          863,610            1,034,035
     Leasehold rents - hotels                                             1,256,545            1,270,127
     Corporate general and administrative                                   867,227              447,831
     Impairment provision                                                   320,133              100,000
                                                                       ------------         ------------
Operating loss                                                           (1,125,993)            (621,786)

Other income (expense):
     Interest expense                                                      (974,874)          (1,095,394)
     Interest income                                                        125,938              119,959
     Other income (expense)                                                  20,135               (1,333)
     Equity in net income and (losses) from
        unconsolidated joint ventures                                        (6,166)             (74,446)
                                                                       ------------         ------------
Loss before minority interests and income taxes                          (1,960,960)          (1,673,000)

Minority interests in operations of consolidated joint ventures              33,812               28,363
                                                                       ------------         ------------
Loss before income tax                                                   (1,994,772)          (1,701,363)

Income tax benefit                                                          798,000              681,000
                                                                       ------------         ------------
Net loss from continuing operations                                      (1,196,772)          (1,020,363)

Discontinued operations, net of tax                                        (378,634)            (462,157)
                                                                       ------------         ------------

Net loss                                                               $ (1,575,406)        $ (1,482,520)
                                                                       ============         ============

Net loss from continuing operations per share:
     Basic                                                             $      (0.24)        $      (0.20)
     Diluted                                                           $      (0.24)        $      (0.20)
Net loss per share:
     Basic                                                             $      (0.31)        $      (0.30)
     Diluted                                                           $      (0.31)        $      (0.30)